Filed pursuant to Rule 424(b)(3)

Registration No. 333-109716

PROSPECTUS SUPPLEMENT NO. 2

TO PROSPECTUS DATED MARCH 1, 2005

(AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 10, 2005)

SONTRA MEDICAL CORPORATION

14,560,000 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated March 1, 2005 (as supplemented by prospectus supplement No. 1 dated May 10, 2005), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SONT.” On June 16, 2005, the closing sale price of our Common Stock on the Nasdaq SmallCap Market was $1.57 per share. You are urged to obtain current market quotations for the Common Stock.

Investing in our Common Stock involves a high degree of risk. See “Factors That May Affect Future Results” beginning on page 13 of Prospectus Supplement No. 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is June 17, 2005.

SELLING SHAREHOLDERS

The Selling Shareholder table located on pages 30-32 of the prospectus dated March 1, 2005 is hereby supplemented to include the additional selling shareholder set forth below. The selling shareholder is the transferee of Common Stock Purchase Warrants originally issued in the 2003 Private Placement to Constable Capital LLC and Constable Capital QP, LLC. Based on information provided to us by the selling shareholder, the following table sets forth ownership and registration information regarding the shares held by the selling shareholder (as of May 25, 2005), including: (1) the name of the selling shareholder, (2) the number of shares of our Common Stock beneficially owned by the selling shareholder prior to the offering, consisting of shares issuable upon the exercise of Common Stock Purchase Warrants held by the selling shareholder, (3) the maximum number of shares of Common Stock which the selling shareholder can sell pursuant to this prospectus, and (4) the number and percentage of shares of Common Stock that the selling shareholder would own if he sold all his shares offered by this prospectus. The selling shareholder will receive all of the net proceeds from the sale of his shares of Common Stock offered by this prospectus. To our knowledge, the selling shareholder named in the table below has sole voting and investment power with respect to his shares of Common Stock. The selling shareholder has not held any position or office with, and has not otherwise had a material relationship with, the Company or any of our subsidiaries within the past three years.

			Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number	Percentage
Claudio Chiuchiarelli	500,000	500,000	0	—

(1)	We do not know when or in what amounts the selling shareholder may dispose of the shares or interests therein. The selling shareholder may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholder.